Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
Allied World Announces Proposed Redomestication of
Group Holding Company to Switzerland
PEMBROKE, Bermuda, September 30, 2010 – Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that its Board of Directors has unanimously approved a plan for the group holding company to redomesticate its place of incorporation from Bermuda to Switzerland. Holders of Allied World’s voting and non-voting common shares will be asked to vote in favor of the proposal at special shareholders meetings that are expected to be scheduled for later this year.
Scott Carmilani, Allied World’s President and Chief Executive Officer, said “We are announcing our proposed redomestication to Switzerland as we believe the time has come to increase our focus on global distribution as well as global product capabilities. Allied World is nearing its 10th anniversary, having grown from a single office in Bermuda to 16 offices worldwide that service an increasingly global customer base. This redomestication will allow us to better manage our position in local markets around the world, as well as continue to maintain a strong presence in the Bermuda market.”
Following the redomestication, the holding company’s Bermuda insurance and reinsurance subsidiary will continue to operate and service business in Bermuda where the company was formed in 2001.
In order to effect the redomestication, Allied World has formed a new Swiss company, Allied World Assurance Company Holdings, AG, that will replace Allied World Assurance Company Holdings, Ltd as the ultimate holding company of the group. Under the proposed redomestication, all outstanding common shares of Allied World that existed before the transaction is completed will be cancelled, and the holders will receive in lieu thereof registered securities of Allied World Switzerland on a one-for-one basis. The proposed redomestication will be subject to approval by the company’s shareholders and the Supreme Court of Bermuda, as well as the satisfaction of other conditions that will be described in the proxy statement the company will file with the U.S. Securities and Exchange Commission (“SEC”). Allied World expects the redomestication to be effective by the end of the calendar year 2010.
Assuming completion of the redomestication, Allied World Switzerland’s shares are expected to continue to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “AWH”.

Press Release
The company will remain subject to SEC reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the NYSE. Finally, the company will continue to report its consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles.
Allied World will file a proxy statement with the SEC that will provide full details of the proposed redomestication and the attendant benefits and risks. This press release is not a substitute for the proxy statement. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposed redomestication. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov as well as by directing a request by mail or telephone to Allied World’s Corporate Secretary, 27 Richmond Road, Pembroke HM 08, Bermuda, telephone (441) 278-5400.
Allied World and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed redomestication. Information about Allied World’s directors and executive officers is set forth in Allied World’s proxy statement, dated March 17, 2010, relating to its 2010 annual general meeting of shareholders. Additional information may be obtained regarding the interests of such persons, which may be different from those of Allied World’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed redomestication that will be filed with the SEC.
Conference Call
Allied World will host a conference call on Monday, October 4, 2010 at 9:00 a.m. (Eastern Time) to discuss the proposed redomestication. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (877) 317-6701 (U.S. and Canada callers) or (412) 317-6701 (international callers) and entering the passcode 8101010 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Monday, October 18, 2010 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 444981. In addition, the webcast will remain available online through Monday, October 18, 2010 at www.awac.com.

Press Release
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the inability to obtain shareholder approval or the failure to satisfy other conditions required to complete the redomestication; risks that the proposed redomestication disrupts current plans and operations; difficulties moving jurisdictions and opening new offices and functions; tax and financial expectations might not materialize; the inability to recognize other benefits of the redomestication; risks that Swiss corporate governance and regulatory schemes could prove different or more challenging than currently expected; the amount of the costs, fees, expenses and charges related to the redomestication; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
For more information, please contact:

Press Release
Media:
Faye Cook
VP, Marketing & Communications
+1- 441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com